UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 30, 2005

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-34144	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

1661 East Main Street, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 20, 2005, we entered into a waiver letter agreement with RBC Centura Bank (the “Bank”) with respect to a potential default under our bank credit facility. That agreement and the potential default were previously disclosed in our Form 10-QSB for the quarter ended March 31, 2005. On June 30, 2005, we entered into a second letter agreement with the Bank extending the waiver until August 31, 2005. The waiver extension is filed as Exhibit 99.1 to this report and incorporated herein by reference.

The necessity for the original waiver and the waiver extension arises from our technical noncompliance with one of the covenants under our credit facility with the Bank. In February 2005, we issued warrants to Barron Partners LP, the terms of which included the payment of liquidated damages in the event we did not cause a registration statement to become effective by a certain date with respect to the shares of common stock underlying the warrants and our convertible preferred stock. The existence of the liquidated damages provision caused the warrants to be treated as a current liability of the Company as opposed to additional paid-in capital. Consequently, we are not in compliance with the covenant under the credit facility which requires us to maintain a minimum tangible net worth. We are negotiating with Barron to modify the liquidated damages provisions of the warrants to remove them from classification as a current liability. We are also working to have a registration statement declared effective with respect to the shares underlying the warrants and the preferred stock, which would effectively eliminate the liquidated damages provision. Through one or both of the foregoing alternatives, we believe that we can have the warrants reclassified and thus comply fully with the terms of the bank credit facility.

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Item 9.01. Financial Statements and Exhibits.

(c)

Exhibit Number	Description
99.1	Letter Agreement by and between Computer Software Innovations, Inc. and RBC Centura Bank dated June 30, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Name:	Nancy K. Hedrick
Title:	President and CEO

Dated: June 30, 2005

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Letter Agreement by and between Computer Software Innovations, Inc. and RBC Centura Bank dated June 30, 2005

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